Exhibit 10.1

SUSQUEHANNA BANCSHARES, INC.

RESTRICTED STOCK UNIT GRANT AGREEMENT

This RESTRICTED STOCK UNIT GRANT AGREEMENT (this “Agreement”), dated as of                      (the “Grant Date”), is delivered by Susquehanna Bancshares, Inc. (the “Company”) to                      (the “Grantee”).

RECITALS

WHEREAS, on December 12, 2008, the Company completed the sale of $300,000,000 in preferred shares (“TARP Funds”) to the U.S. Department of the Treasury (the “Treasury”) through the Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”) established under the Emergency Economic Stabilization Act of 2008 (“EESA”) and later amended under the American Recovery and Reinvestment Act of 2009 (“ARRA”); and

WHEREAS, companies participating in TARP must adopt standards for executive compensation and corporate governance for the period during which the Treasury holds an equity or debt position in the company under TARP (the “CPP Period”); and

WHEREAS, the executive compensation and corporate governance standards under TARP are set forth under Section 7001 of ARRA and an interim final rule published in the Federal Register by the Treasury on June 15, 2009 (“Final Rule”); and

WHEREAS, the Final Rule together with any additional regulations, guidance or requirements issued by the Treasury under ARRA collectively shall be referred to as the “TARP Regulations;” and

WHEREAS, pursuant to the TARP Regulations, the Company is prohibited from paying or accruing any bonus, retention award, or incentive compensation during the CPP Period to any covered employees of the Company as defined under the TARP Regulations with the exception of certain restricted stock or restricted stock unit awards designed to comply with the TARP Regulations; and

WHEREAS, the Susquehanna Bancshares, Inc. Amended and Restated 2005 Equity Compensation Plan (the “Plan”) provides for the grant of restricted stock units in accordance with the terms and conditions of the Plan; and

WHEREAS, the Committee has decided to grant Restricted Stock Units to the Grantee as an inducement for the Grantee to continue in the employ of the Company and promote the best interests of the Company and its shareholders; and

WHEREAS, the value of the Restricted Stock Unit award is not greater than one third (1/3) of the Grantee’s total annual compensation, as determined pursuant to the TARP Regulations; and

WHEREAS, the Grantee is a covered employee as defined under the TARP Regulations; and

WHEREAS, all capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement or in the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Restricted Stock Units. The Company hereby awards to the Grantee, as of the Grant Date, Restricted Stock Units representing                      shares of Company Stock (the “Grant”) under the Susquehanna Bancshares, Inc. Amended and Restated 2005 Equity Compensation Plan (the “Plan”). Each Restricted Stock Unit represents the right to receive one share of Company Stock on the date determined in accordance with this Agreement and the Plan; provided, however, that in the event of any conflict between the terms of this Agreement and the Plan with respect to the vesting and payment terms applicable to this Grant, the terms of this Agreement shall govern in all cases notwithstanding any contrary provision in the Plan. The Grantee hereby acknowledges the receipt of a copy of the official prospectus for the Plan. Copies of the Plan and the official Plan prospectus are available on the Company’s intranet site at http://webone/FormsAndProcedures/HumanResources/Human Resources Forms and Procedures or by contacting the Company’s Human Resources Department at 717-625-6716.

2. TARP Regulations. This Agreement is intended to comply with the TARP Regulations. Notwithstanding anything in this Agreement to the contrary, this Agreement and all payments, grants, awards or other forms of compensation provided for in this Agreement (collectively, the “Payments”) shall be subject to all applicable laws, regulations, restrictions, or governmental guidance that become applicable in connection with the Company’s participation in TARP under the EESA and the ARRA, or any similar program of the United States government, any of its states, or any of their respective political subdivisions, departments, agencies or instrumentalities, and the Company reserves the right to modify the Payments and this Agreement as necessary to conform to any restrictions imposed under those laws, regulations, restrictions, or governmental guidance, including the TARP Regulations. Furthermore, as a condition of the Grantee’s receiving this Grant, the Grantee agrees to any modifications as the Company may deem necessary or appropriate to comply with the TARP Regulations that may be imposed by the Company on any compensation and/or benefit plans, programs, agreements or other arrangements by and between the Company and the Grantee or in which the Grantee participates, and agrees to sign such waivers, acknowledgments or amendments as may be requested by the Company from time to time.

3. Vesting.

(a) The Restricted Stock Units shall vest in full on the first to occur of the following dates; provided the Grantee continues to be employed by, or provide service to, the Company through the applicable date: (i) the second anniversary of the Grant Date; (ii) the Grantee’s death; (iii) the Grantee’s Disability; (iv) the effective date of a Change in Control Event; or (v) the date determined in accordance with the provisions of Section 3(b) below (the applicable date is referred to as, the “Vesting Date”).

(b) Notwithstanding (a) above, the Grantee’s Employment Agreement with the Company sets forth certain terms and conditions under which the Grantee’s equity or equity-based awards from the Company, including this Grant, may vest on an accelerated basis in the event the Grantee ceases to be employed by, or provide service to, the Company under various specified circumstances. The terms and provisions of the Employment Agreement (including any conditions, restrictions or limitations governing the accelerated vesting of the Restricted Stock Units as they apply to this Grant) are hereby incorporated by reference into this Agreement and shall have the same force and effect as if expressly set forth in this Agreement. However, no such accelerated vesting shall occur if such accelerated vesting is prohibited by the terms of Section 2 of this Agreement.

(c) If a Change in Control Event occurs while the Grantee is employed by, or providing service to, the Company, the Restricted Stock Units subject to this Grant at the time of the Change in Control Event will vest immediately prior to the closing of the Change in Control Event. The shares subject to vested Restricted Stock Units shall be converted into the right to receive the same consideration per share of Company Stock payable to the other shareholders of the Company upon the consummation of the Change in Control Event and such consideration shall be distributed to the Grantee within fifteen (15) business days following the effective date of the Change in Control Event, or on such later Repayment Date necessary to comply with the TARP Regulations.

(d) If the Grantee ceases to be employed by, or provide service to, the Company for any reason prior to vesting in one or more Restricted Stock Units subject to this Grant, then the Grant will be immediately cancelled with respect to those unvested Restricted Stock Units, and the number of Restricted Stock Units will be reduced accordingly. The Grantee shall thereupon cease to have any right or entitlement to receive any shares with respect to those cancelled Restricted Stock Units. If the Grantee ceases to be employed by, or provide service to, the Company on account of a termination by the Company for Cause, then this Grant will be immediately cancelled with respect to all the Restricted Stock Units subject to such Grant, whether vested or unvested at the time, and the Grantee shall thereupon cease to have any right or entitlement to receive any shares under this Grant and the cancelled Restricted Stock Units.

4. Issuance Schedule. Shares with respect to the Restricted Stock Units in which the Grantee vests in accordance with the Section 3 will become issuable on the later of (a) the Vesting Date and (b) the Repayment Date (as defined below), determined in accordance with the TARP Regulations, pursuant to which:

(i) Shares with respect to 25% of the vested Restricted Stock Units shall become issuable on the date as of which 25% of the TARP Funds have been repaid to Treasury;

(ii) Shares with respect to an additional 25% of the vested Restricted Stock Units shall become issuable on the date as of which 50% of the TARP Funds have been repaid to Treasury;

(iii) Shares with respect to an additional 25% of the vested Restricted Stock Units shall become issuable on the date as of which 75% of the TARP Funds have been repaid to Treasury; and

(iv) Shares with respect to the remaining vested Restricted Stock Units shall become issuable on the date as of which 100% of the TARP Funds have been repaid to Treasury.

Each date specified in (i) through (iv) as of which the specified percentage of TARP Funds have been repaid shall be referred to herein as a “Repayment Date.” The Grantee need not be employed by the Company on a Repayment Date to receive shares with respect to vested Restricted Stock Units. The actual issuance of the shares of Company Stock shall be effected on the applicable Vesting Date or Repayment Date, or as soon as administratively practicable thereafter. In no event shall such issuance occur later than the later of (A) the end of the short term deferral period identified in Treas. Reg. 1.409A-1(b)(4) and (B) the first date on which the issuance is permissible under the TARP Regulations and the applicable terms of the letter agreement dated November 14, 2008 between the Company and the Treasury.

5. Limited Transferability. Prior to actual receipt of the shares with respect to the Restricted Stock Units which vest and become issuable hereunder, the Grantee may not transfer any interest in the Grant or the underlying shares. Any Restricted Stock Units which vest hereunder but which otherwise remain unissued at the time of the Grantee’s death may be transferred pursuant to the provisions of the Grantee’s will or the laws of inheritance or to the Grantee’s designated beneficiary or beneficiaries of this Grant.

6. Shareholder Rights and Dividend Equivalents

(a) The holder of this Grant shall not have any shareholder rights, including voting or dividend rights, with respect to the shares subject to the Grant until the Grantee becomes the record holder of those shares upon their actual issuance following the Company’s collection of the applicable Withholding Taxes.

(b) Notwithstanding the foregoing, if any dividend or other distribution, whether regular or extraordinary and whether payable in cash, securities or other property (other than shares of Company Stock), is declared and paid on the outstanding Company Stock prior to the issuance of shares with respect to the Restricted Stock Units subject to this Grant (i.e., those shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for the Grantee and credited with a phantom dividend equal to the actual dividend or distribution which would have been paid on the Restricted Stock Units subject to this Grant had shares been issued with respect to such Restricted Stock Units and been outstanding and entitled to that dividend or distribution. The phantom dividend equivalents so credited shall vest at the same time as the Restricted Stock Units to which they relate and shall be distributed to the Grantee (in the same form the actual dividend or distribution was paid to the holders of the Company Stock entitled to that dividend or distribution or in such other form as the Plan Administrator deems appropriate) concurrently with the issuance of shares with respect to such Restricted Stock Units on the applicable Vesting Date or Repayment Date.

7. Grant Subject to Plan Provisions. This Grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. This Grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to

(a) the registration, qualification or listing of the shares, (b) changes in capitalization of the Company and (c) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

8. Collection of Withholding Taxes.

(a) The Company shall collect the employee portion of the FICA taxes (Social Security and Medicare) with respect to the Restricted Stock Units at the time those Restricted Stock Units vest hereunder. The FICA taxes shall be based on the Fair Market Value of the shares underlying the Restricted Stock Units on the Vesting Date. The Company shall also collect the employee portion of the FICA taxes with respect to any phantom dividends at the time those phantom dividends vest hereunder. The FICA taxes shall be based on the cash amount and the fair market value of any other property underlying the phantom dividends on the Vesting Date. Unless the Grantee delivers a separate check payable to the Company in the amount of the FICA taxes required to be withheld from the Grantee, the Company shall withhold those taxes from the Grantee’s wages. However, if the Grantee is at the time an executive officer of the Company, then such withholding taxes must be collected from the Grantee through delivery of his or her separate check not later than the Vesting Date.

(b) The Company shall collect the federal, state and local income taxes required to be withheld with respect to the distribution of the phantom dividend equivalents to the Grantee by withholding a portion of that distribution equal to the amount of those taxes, with the cash portion of the distribution to be the first portion so withheld. Until such time as the Company provides the Grantee with notice to the contrary, the Company shall collect the federal, state and local income taxes required to be withheld with respect to the issuance of the shares underlying the Restricted Stock Units that vest hereunder through an automatic share withholding procedure pursuant to which the Company will withhold, at the time of such issuance, a portion of the shares with a Fair Market Value (measured as of the issuance date) equal to the amount of those taxes (the “Share Withholding Method”); provided, however, that the amount of any shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes that are applicable to supplemental taxable income. The Grantee shall be notified in writing in the event such Share Withholding Method is no longer available.

(c) If any shares are distributed at a time the Share Withholding Method is not available, then the federal, state and local income taxes required to be withheld with respect to those shares shall be collected from the Grantee through either of the following alternatives:

- the Grantee’s delivery of his or her separate check payable to the Company in the amount of such Withholding Taxes, or

- the use of the proceeds from a next-day sale of the shares issued to the Grantee, provided and only if (i) such a sale is permissible under the Company’s trading policies governing the sale of Company Stock, (ii) the Grantee makes an irrevocable commitment, on or before the Vesting Date or the Repayment Date (as applicable) for those shares, to effect such sale of the shares and (iii) the transaction is not otherwise deemed to involve a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.

(d) If any other amounts become distributable to the Grantee in consideration for the shares underlying the Restricted Stock Units, then the federal, state and local income taxes required to be withheld with respect to those amounts shall be collected from the Grantee pursuant to such procedures as the Company deems appropriate under the circumstances, including (without limitation) the Grantee’s delivery of his or her separate check payable to the Company in the amount of such Withholding Taxes.

(e) Except as otherwise provided in Sections 3(c) and 6(b), the settlement of all Restricted Stock Units which vest under the Grant shall be made solely in shares of Company Stock. In no event, however, shall any fractional shares be issued. Accordingly, the total number of shares of Company Stock to be issued pursuant to the Grant shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

9. Compliance with Laws and Regulations. The issuance of shares of Company Stock pursuant to the Grant shall be subject to compliance by the Company and the Grantee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Company Stock may be listed for trading at the time of such issuance.

10. Section 409A of the Code. It is the intention of the parties that the provisions of this Agreement comply with the requirements of the short-term deferral exception of Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4). Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Code Section 409A applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to such exception.

11. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to the Grantee shall be in writing and addressed to the Grantee at the address indicated below the Grantee’s signature line on this Agreement. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

12. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Grantee, the Grantee’s assigns, the legal representatives, heirs and legatees of the Grantee’s estate and any beneficiaries of the Grant designated by the Grantee.

13. Construction. This Agreement and the Grant evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the

Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Grant.

14. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without resort to that State’s conflict-of-laws rules.

15. Employment At Will. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue to be employed by, or provide service to, the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any parent or subsidiary employing or retaining the Grantee) or of the Grantee, which rights are hereby expressly reserved by each, to terminate the Grantee’s employment or service with the Company at any time for any reason, with or without Cause.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

SUSQUEHANNA BANCSHARES, INC.

By:

Title:

GRANTEE

Signature:

Address:

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under this Agreement:

A. Change in Control Event shall mean the effective date of a change in control event, within the meaning assigned to such term in Treas. Reg. 1.280G-1, Q&A-27 through Q&A-29.

B. Disability shall mean the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more. The determination of whether the Grantee has become Disabled shall be made by the Committee based upon such medical or other evidence as it may deem necessary and appropriate, and such determination shall be conclusive and binding upon the Grantee.

C. Restricted Stock Unit shall mean each unit subject to the Grant which shall entitle the Grantee to receive one share of Company Stock under the Plan at a designated time following the vesting and issuance of the unit in accordance with the terms of this Agreement.

D. Withholding Taxes shall mean (i) the employee portion of the federal, state and local employment taxes required to be withheld by the Company in connection with the vesting of the shares of Company Stock under the Grant and any phantom dividend equivalents relating to those shares and (ii) the federal, state and local income taxes required to be withheld by the Company in connection with the issuance of those vested shares and the distribution of any phantom dividend equivalents relating to such shares.

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